Exhibit 99.1

                 Metris Companies Announces Workforce Reduction

MINNETONKA, Minn--September 25, 2003--Metris Companies Inc. (NYSE: MXT) announced today that it is reducing its workforce by approximately 65 positions. In a communication to employees, Metris Chairman and Chief Executive Officer David Wesselink cited the company's commitment to returning to profitability as the reason behind the action.

"The entire organization has been committed to executing our turnaround plan," Wesselink said. "However, our business is not as large as it was a year ago. Our credit card portfolio is 15-20 percent smaller, and we divested our Enhancement Services business.

"We will be successful only if we balance our expense base with the size of our business," he added. "While regrettable, this action is needed to align our resources with our future needs and goals."

The majority of the positions being eliminated are at the company's Minnetonka headquarters. The reductions include approximately 25 percent of the company's senior management team. All of the affected employees are eligible to receive severance pay based on their length of service and position at Metris, as well as outplacement support.

"Although we are trimming our workforce, we are committed to maintaining the same high level of service for our cardholders," Wesselink said. "We have been careful to ensure that this workforce reduction will not impact our customers."

The company will take a third-quarter 2003 charge of approximately $2.5 million in connection with the reductions. Metris will employ approximately 3,000 employees following the reductions.

Metris Companies Inc. (NYSE: MXT), based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Scottsdale, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: higher delinquency, charge-off and bankruptcy rates of the Company's target market of moderate-income consumers; risks associated with Direct Merchants Credit Card Bank's ability to comply with its agreement with regulators regarding the safety and soundness of its operations; risks relating to the Company's continuing ability to market its debt waiver/suspension products and maintain or expand on current levels in that business; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources to fund our business, including the refinancing of existing indebtedness; reduced funding availability and increased funding costs; state and federal laws and regulations that limit the Company's business activities, product offerings and fees; privacy laws that could result in lower marketing revenue and penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of debt waiver/suspension products. The Company undertakes no obligation to update any forward-looking statements. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.


Media/Investor Relations
Mark Van Ert
Senior Vice President
Phone: 952.525.5092
Fax: 952.417.5613